Exhibit 11.1

Consent of Independent Auditor

Medical Aesthetic Solutions, LLC

Sarasota, Florida

We hereby consent to the use in this Offering Statement on Form 1-A of our report dated August 10, 2021, relating to the financial statements of Medical Aesthetic Solutions, LLC, which are incorporated by reference in that Offering Statement.

Urish Popeck & Co., LLC

Pittsburgh, PA

December 20, 2021